EXHIBIT 10.83
Letter of Indemnification
Dated 14 January 2011
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(SIG Euro Supervisory Board)

THIS LETTER OF INDEMNIFICATION (this “Letter”) was made on 14 January 2011 by
Reynolds Group Holdings Limited (registered in New Zealand, with registered office at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	As part of the Reynolds group of companies (the “Reynolds Group”), SIG Euro Holding AG & Co. KGaA is a guarantor, security provider and borrower in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”), including, without limitation, by:
(a)	borrowing under and providing a guarantee and security with respect to the senior secured credit agreement dated as of November 5, 2009, between, among others, RGHL, the borrowers listed therein and Credit Suisse AG, as amended by (i) Amendment No. 1, dated as of January 21, 2010, (ii) an amendment and assumption agreement dated as of May 4, 2010, (iii) an amendment and assumption agreement dated as of September 30, 2010 and (iv) each guarantor joinder entered into from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and security with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated November 5, 2009 (the “2009 Notes”); and

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in aggregate principal amounts of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “2010 Secured Notes”),

(the Senior Secured Credit Facilities, the 2009 Notes and the 2010 Secured Notes being together, the “Existing Secured Indebtedness”);

(d)	providing a guarantee with respect to certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due

2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007, (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 and (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 ((i), (ii), (iii) and (iv) are together, the “Existing Notes”); and

(e)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”).
B.	It is currently intended that additional debt will be incurred in order to, without limitation, (i) repay some or all of the debt incurred pursuant to the Senior Secured Credit Facilities and/or (ii) increase the amount of cash available to certain members of the Reynolds Group, including, without limitation, for general corporate purposes, to pay fees and/or expenses in connection with the Transactions (as defined below) and/or to fund future acquisitions.

C.	In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended. SIG Euro Holding AG & Co. KGaA may, among other things, be required to do some or all of the following:
(a)	provide a guarantee in respect of the issue of new senior unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), and enter into a purchase agreement and registration rights agreement relating to the New Unsecured Notes;

(b)	provide a guarantee and security in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”) which will be secured on a pari passu basis with the security granted by SIG Euro Holding AG & Co. KGaA in respect of the Existing Secured Indebtedness, and enter into a purchase agreement and registration rights agreement relating to the New Secured Notes; it is intended that the aggregate amount of New Secured Notes and New Unsecured Notes issued will not exceed US$2,000,000,000;

(c)	publish offering documents in respect of the New Secured Notes and the New Unsecured Notes, together with entering into agreements relating to both the underwriting of those notes by the initial note purchasers and the future registration of those notes (and consequent tender offer) with the US Securities Exchange Commission;

(d)	in addition to (whether contemporaneously or otherwise), or instead of, the issue of the New Secured Notes and/or the New Unsecured Notes,

enter into an amendment and/or restatement agreement relating to the Senior Secured Credit Facilities to (i) allow for the incurrence of additional indebtedness (the “Additional Bank Debt”) that will be incurred to repay some or all of the existing tranches of debt under the Senior Secured Credit Facilities, or into which some or all of the existing tranches of debt under the Senior Secured Credit Facilities will be converted or rolled over, (ii) reflect any repayment of debt made from the proceeds of the Additional Bank Debt, the New Unsecured Notes and/or the New Secured Notes and/or (iii) any amendments that are agreed with the Lenders (as defined therein) to update certain of the commercial terms, including, without limitation, relating to pricing, maturity and commercial and financial covenants (the “Amendment Agreement”);

(e)	provide certain affirmations, re-affirmations and/or confirmations that its guarantees currently in place in respect of the Existing Secured Indebtedness continue in full force and effect notwithstanding the Transactions (as defined below) and extend to the New Secured Notes;

(f)	provide any amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second or third ranking) in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness; and/or

(g)	enter into such amendments, supplements, joinders or other documents in connection with the Intercreditor Arrangements to the extent required as may be necessary to give effect to the proposed new structure, together, the “Transactions”. The documents relating to the Transactions are collectively, the “Transaction Documents”.

D.	To the extent that the Transaction Documents create a contractual relationship between SIG Euro Holding AG & Co. KGaA and its general partner SIG Reinag AG, SIG Euro Holding AG & Co. KGaA is represented by its supervisory board.

E.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.

It is the intention of RGHL that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
IT IS AGREED as follows:
1.	Definitions

“Indemnitee” means each person listed in Schedule 1 to this Letter.

2.	Indemnification

RGHL shall – upon first demand (auf erstes Anfordern) – indemnify (freistellen) each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of SIG Euro Holding AG & Co. KGaA in his or her capacity as a supervisory board member of SIG Euro Holding AG & Co. KGaA in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions, including but not limited to, the Transaction Documents (“Indemnified Liabilities”).

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter, an Indemnitee shall not be entitled to indemnification under this Letter:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by SIG Euro Holding AG & Co. KGaA or any affiliate of RGHL otherwise than pursuant to this Letter; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of SIG Euro Holding AG & Co. KGaA; or

(iii)	such indemnification is provided by SIG Euro Holding AG & Co. KGaA, in its sole discretion, pursuant to the powers vested in SIG Euro Holding AG & Co. KGaA under applicable law.
4.	Indemnification Procedure

4.1	Each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter. To obtain indemnification payments or advances under this Letter, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee. RGHL shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.2	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.

4.3	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to RGHL any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

5.	Severability

If any provision or provisions of this Letter shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter and this Letter as such shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing Law; Language

This Letter shall be governed by and its provisions construed in accordance with German law.

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.

7.	Amendments

No amendment or modification of this Letter shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter.

8.	Termination

This Letter shall remain in effect in favor and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the later to occur of:
(a)	the relevant Indemnitee ceasing to serve as a supervisory board member of SIG Euro Holding AG & Co. KGaA; and

(b)	the date on which all obligations of SIG Euro Holding AG & Co. KGaA of which that Indemnitee is a supervisory board member in respect of the Transaction Documents are expired, terminated or released.

     This Letter has been executed as of the date stated at the beginning hereof.
Reynolds Group Holdings Limited

/s/ Gregory Cole
Name:	Gregory Cole

Schedule 1
List of Indemnitees
•	ROLF STANGL

•	CHRISTIAN SATTLECKER

•	HARTMUT HERRLINGER

•	MARTIN HERRENBRÜCK

•	AXEL POPPE

•	DIETER JANSEN

•	JÖRG STEINECKER

•	WILLI VOGT

•	JÜRGEN HEIKING

•	PETER HOLTMANN